Exhibit 99.1

News Release
One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: April 6, 2015, 6:00 a.m. EDT	Contact:	Mark J. Rittenbaum
503-684-7000

Greenbrier elects Kelly M. Williams to Board of Directors

Lake Oswego, Oregon, April 6, 2015 – The Greenbrier Companies (NYSE: GBX) announced today the election of Kelly M. Williams to the Company’s Board of Directors. The election of Ms. Williams increases Greenbrier’s Board of Directors to nine members, seven of which are independent.

Ms. Williams’ credentials include over 15 years’ experience in the private equity industry.

Ms. Williams is President of GCM Grosvenor Private Markets, and a member of its Investment Committee and Management Committee. GCM is one of the world’s leading managers of private markets fund investment and co-investment programs, with over $22 billion in assets under management. Prior to joining GCM Grosvenor, Ms. Williams was a Managing Director and the Group Head of the Customized Fund Investment Group of Credit Suisse’s private equity group. Prior to joining Credit Suisse, she was an executive director of Prudential’s private equity group, where she co-founded the Customized Fund Investment Group in 1999. Prior to joining Prudential, Ms. Williams was an Associate with Milbank, Tweed, Hadley & McCloy LLP, where she specialized in global project finance. She graduated magna cum laude from Union College in 1986 with a Bachelor of Arts degree in Political Science and Mathematics and received her Juris Doctor from New York University School of Law in 1989. She is a member of the New York bar and is active in many professional and charitable organizations.

“We are delighted to have Kelly Williams join Greenbrier’s Board,” said William A. Furman, chairman and chief executive officer of Greenbrier. “Kelly is an experienced and highly successful leader in the private equity industry, with significant involvement spanning many businesses and industries. She will give Greenbrier insight into new opportunities for expansion, as well as areas of focus for investors. Her expertise and experience, with particular emphasis on investments and access to capital, will be extremely helpful to the Company.”

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. We build new railroad freight cars in our 4 manufacturing facilities in the U.S. and Mexico and marine barges at our U.S. manufacturing facility. Greenbrier also sells reconditioned wheel sets and provides wheel services at 10 locations throughout the U.S. We recondition, manufacture and sell railcar parts at 4 U.S. sites. Greenbrier is a 50/50 joint venture partner with Watco Companies, LLC in GBW Railcar Services, LLC which repairs and refurbishes freight cars at 39 locations across North America, including 14 tank car repair and maintenance facilities certified by the Association

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Greenbrier elects Kelly M. Williams to Board of Directors (Cont.)	Page 2

of American Railroads. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through our operations in Poland. Greenbrier owns approximately 8,300 railcars, and performs management services for approximately 241,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, inefficiencies associated with expansion or start-up of production lines or increased production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and issues arising from investigations of whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

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